GMAC Inc.

Certificate of Amendment of
Amended and Restated
Certificate of Incorporation

GMAC Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), pursuant to Section 242 of General Corporation Law of the State of Delaware, hereby certifies that:

FIRST, the name of the Corporation is GMAC Inc.

SECOND, the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 30, 2009.

THIRD, this Certificate of Amendment, which was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, amends Article 1 of the Amended and Restated Certificate of Incorporation so that, as amended, said Article shall be and read as follows:

The name of the Corporation is Ally Financial Inc.

FOURTH, this Certificate of Amendment is effective on May 10, 2010.

In witness whereof, the Corporation has caused this Certificate of Amendment to be signed this 4th day of May, 2010.

By:	/s/ C. L. Quenneville
C. L. Quenneville, Authorized Officer